ASSET PURCHASE AGREEMENT

This **ASSET PURCHASE AGREEMENT** (the "**Agreement**") is made and entered into as of December 31st 2015, by and between **BOSTON CARRIERS LTD**, a corporation organized under the laws of the Republic of the Marshall Islands ("**Seller**"), **ANTONIOS BERTSOS** , an individual owning 100% of the stock of Seller and residing at Bouboulinas 3 Str. P. Faliro Athens, Greece 17563 ("**AB**"), and **INTEGRATED INPATIENT SOLUTIONS, INC.**, a Nevada corporation ("**Buyer**"). Seller, Buyer and AB may be sometimes referred to hereinafter as the "**Parties**".

WHEREAS, Seller is in the business of providing shipping and marine transportation services on a worldwide basis, currently owning and operating one dry bulk vessel that transports iron ore, coal, grain, steel products, cement, alumina and other dry bulk cargoes internationally with the intention to grow its fleet through timely and selective acquisitions or additional vessels (as operated by the Seller, the "**Business**"); and

WHEREAS, Seller desires to sell and deliver to Buyer, and Buyer desires to purchase and receive from Seller, upon the terms and conditions set forth herein, all of the assets of the Seller used in the operation of the Business of the Seller. The Parties hereto are entering into this Agreement to set forth their entire understanding with respect to such sale and purchase.

NOW, THEREFORE, the Parties hereto in consideration of the mutual covenants herein contained and intending to be legally bound hereby, agree as follows:

1. **Sale and Purchase of Assets; Assumption of Liabilities**.

1.1 **Assets**. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 3 below), Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all liens, claims and other encumbrances or restrictions of any kind or nature, all rights, title and interest in, to and under all of those assets of the Seller used in connection with the operation of the Business including, without limitation, those assets set forth on Exhibit "A", attached hereto and made a part hereof and including specifically cash in an amount of not less than $210,000 (the "**Assets**");

1.2 **Liabilities**.

1.2.1 **Retained Liabilities**. Except for the Assumed Liabilities expressly specified in Section 1.2.2, below, Buyer will not assume, whether by assignment, express or implied contract, by operation of law or otherwise, or be obligated to pay, perform, discharge or guarantee, any obligations or liabilities of Seller, AB or their affiliates (collectively, the "**Retained Liabilities**"). Without limiting the foregoing, and subject to the exclusion of the Assumed Liabilities, the Retained Liabilities will include, without limitation, all of the obligations or liabilities of Seller or AB that: (a) were incurred or relate to events that occurred on or prior to the Closing Date, whether or not relating to the Assets, other than

those accounts payable or accrued expenses of Seller or AB which are set forth on Schedule 1.2.1; (b) relate to any asset, contract, agreement, business or matter that are not part of the Assets or that relate to any liability or obligation related to any violation, breach or default by Seller occurring prior to the Closing Date under the Contracts; (c) are in respect of taxes owed by Seller or AB; (d) relate to any of Seller's employees, arising in connection with employees' employment with Seller, including any due or accrued salary, bonus, severance, vacation, paid time off, sick leave, commissions, bonuses, benefits or other compensation; (e) constitute Indebtedness (as defined in Section 4.17), other than as included in the Assumed Liabilities; (f) are refunds due to customers related to dates before the Closing Date; or (f) arise out of or in connection with any violation of or non-compliance of Seller or AB with any applicable law.

1.2.2 **Assumed Liabilities**. Buyer will assume at Closing the obligation to pay, discharge or perform, as appropriate and when due, only those liabilities and obligations of Seller set forth in those contracts, agreements and licenses to which Seller is a party or by which Seller or the Assets are bound (the "**Contracts**"), in each case expressly excluding (a) all contracts that are Excluded Assets, and (b) any liability or obligation of Seller related to any obligation, violation, breach or default by Seller occurring prior to the Closing Date under any Contracts (collectively, the "**Assumed Liabilities**").

1.3 **Transfer of Title to the Assets**. Seller will sell, assign, transfer and convey and deliver the Assets to Buyer at the Closing by means of a Bill of Sale in the form attached as Exhibit C, attached hereto and made a part hereof (the "**Bill of Sale**").

1.4 Compliance with Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any "bulk sales," "bulk transfer" or similar laws of any jurisdiction that may otherwise be applicable with respect to the transactions contemplated by this Agreement; it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any "bulk sales," "bulk transfer" or similar Laws of any jurisdiction will be treated as Retained Liabilities.

2. **Purchase Price**. The total purchase price (the "**Purchase Price**") for the Assets shall be 1,850,000 shares of Series B Preferred Stock of Buyer which is convertible at a rate of 1,000 for one into an aggregate of 1,850,000,000 shares of Buyer's common stock (the "**Closing Payment**") shall be paid to the Seller at the Closing, this Series B Preferred Stock shall be entitled to one thousand (1,000) votes in person or by proxy for each Class B Share in connection with all matters submitted to a vote of shareholders

2.1.1 The Purchase Price will be allocated among the Assets as mutually agreed to by the parties within thirty (30) days of Closing. Following the Closing, none of the Seller, the Buyer, nor AB, in connection with their respective U.S. federal, state and local income tax returns and other filings, shall take any position inconsistent with such allocation. Any adjustment to the Purchase Price shall be allocated in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder.

3. **Closing**. The closing of the purchase and sale of the Assets (the **"Closing"**) shall take place at the offices of Buyer or by such other means, including facsimile, e-mail and/or mail, as the Parties may mutually agree, effective at 12:01 a.m. local time on the date on which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived or such other date and time as the Parties may mutually agree (the **"Closing Date"**).

3.1. **Closing Deliveries of Seller and AB**. At the Closing, Seller and AB shall deliver, or cause to be delivered, to Buyer the following:

3.1.1 The Bill of Sale.

3.1.2 A Consulting Agreement by and between the Buyer and Osnah Bloom ("Bloom"), in a form reasonably acceptable to Buyer, Seller and Bloom (the "**Bloom Consulting Agreement**"). The parties acknowledge that the Bloom Consulting Agreement, while being a contract between Buyer and Bloom, shall be executed immediately after the Closing and shall be approved by Buyer's new directors and executed on behalf of Buyer by Buyer's new Chief Executive Officer.

3.1.3 A Secretary's Certificate executed on behalf of Seller by its Secretary, certifying Seller's (i) organizational documents, and (ii) board and shareholder resolutions authorizing the execution, delivery and performance of the Transaction Documents (as defined below), none of which have been modified, rescinded or revoked.

3.1.4 A certificate for Seller from the jurisdiction of formation of Seller certifying that Seller is organized and active in such jurisdiction and has paid all fees due to such Department (the "**Certificate of Status**").

3.1.5 The sum of $100,000 which shall be deposited into an Escrow Account to be disbursed pursuant to the Escrow Agreement among Buyer, Seller and The Law Office of James G. Dodrill II, P.A. ("Escrow Agent") to pay expenses of Buyer arising prior to or in connection with the consummation of the transactions contemplated by this Agreement.

3.1.6 All other consents, certificates, documents, instruments and other items reasonably required to be delivered by Seller and AB pursuant to this Agreement, and all such other documents, certificates and instruments as Buyer may reasonably request in order to give effect to the transactions contemplated by the Transaction Documents.

3.2. **Closing Deliveries of Buyer**. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

3.2.1 The Closing Payment.

3.2.2 Letters of resignation from Bloom in her capacity as an Officer and Director and from all other Directors of the Company.

3.2.3 The Bloom Consulting Agreement.

3.2.4 A resolution of Buyer's Board of Directors authorizing the execution, delivery and performance of the Transaction Documents, none of which have been modified, rescinded or revoked.

3.2.5 All consents, certificates, documents, instruments and other items reasonably required to be delivered by Buyer pursuant to this Agreement, and all such other documents, certificates and instruments as Seller or AB may reasonably request in order to give effect to the transactions contemplated by the Transaction Documents.

3.2.5 Transfer Agent Confirmation that the shares outstanding prior to the Closing Payment issuance are 111,225,013 Shares

4. **Representations and Warranties by Seller and AB; Covenants**. To induce the Buyer to enter into this Agreement and to purchase the Assets, Seller and AB jointly and severally represent, warrant and covenant to Buyer that, except as set forth below or on the disclosure schedules attached hereto, which exceptions shall be set forth in reasonable detail, that:

4.1. **Organization & Good Standing**. Seller is a corporation duly organized, validly existing and in good standing under the laws of Marshall Islands and has the requisite corporate power and authority to own, lease or operate its properties and to carry on its business as it is now being conducted and as it is proposed to be conducted.

4.2. **Governing Instruments**. The copies of the Certificate of Incorporation and the Bylaws of the Seller, and all amendments thereto, (collectively, the "**Charter Documents**"), attached hereto as Schedule 4.2, are true and complete copies of the duly and legally adopted Charter Documents in effect as of the date of this Agreement.

4.3. **Subsidiaries**. The Seller does not have any direct or indirect ownership interest, controlling or otherwise, in any corporation, partnership, joint venture, association or other business enterprise or entity other than Poseidon Navigation Inc..

4.4. **Operational Cash.** Among the Assets being acquired by Buyer is a minimum of $210,000 USD, which, with the exception of funds being transferred pursuant to the Escrow Agreement shall be used by Buyer to operate the Business after the consummation of the transactions contemplated by this Agreement.

4.5. **Authority**. Seller has the unrestricted power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement on the part of Seller have been duly and validly authorized and approved

by all necessary corporate action on the part of Seller, and do not and will not, (i) require the consent, waiver, approval, permit, license, authorization of, or any declaration or filing with, any person, court or public authority, except as otherwise disclosed on Schedule 4.5; (ii) violate, with or without the giving of notice or the passage of time, any provision of law applicable to Seller; (iii) conflict with or result in the breach or termination of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Assets pursuant to any bylaw, mortgage, deed of trust, indenture or other agreement of any kind or instrument or any order, judgment or decree to which Seller is a party or by which any of Seller's assets or properties are bound or affected, (iv) violate or conflict with the Charter Documents of the Seller; (v) violate or conflict with any provision of law applicable to Seller; (vi) violate or conflict with, result in a breach of, or constitute a default under or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of the Seller or to a loss of any benefit relating to the Business or the Assets, except as otherwise disclosed on Schedule 4.5, or (vii) result in the creation or imposition of any lien, charge, encumbrance or other restriction of any kind upon any of the Assets.

4.6. **Title**. Seller owns the Assets free clear of all liens, claims, pledges, encumbrances and restrictions of any kind, nature and description, and Seller has good, valid, marketable and indefeasible title to the Assets. When purchased by Buyer from Seller in accordance with the terms and conditions hereof, the Assets will be free and clear of all liens, claims, pledges, encumbrances and restrictions of any kind, nature and description, and Buyer will have good, valid, marketable and indefeasible title to the Assets.

4.7. **Valid Obligation**. This Agreement and all agreements delivered in connection with the transactions contemplated hereby (collectively, the "**Transaction Documents**") have been duly authorized by all necessary corporate action, have been duly executed and delivered by Seller, and assuming due authorization, execution and delivery by the Buyer, are valid and binding agreements on the part of Seller and are enforceable against Seller accordance with their respective terms.

4.8. **Capital Stock**. The authorized capital stock of the Seller consists of 500 shares of common stock, 0,0001 par value, all of which are issued and outstanding. All of the issued and outstanding shares of capital stock of the Seller are owned by AB. All of the outstanding shares of capital stock of the Seller have been duly authorized and validly issued and are fully paid and nonassessable.

4.9. **[RESERVED]**

4.10. **Tax Returns and Audits; Tax Matters**. Seller has accurately prepared and timely filed all tax returns required by law to be filed and all such tax returns are correct and complete in all material respects. Seller has paid all taxes (whether or not shown on any tax return) that are due and owing by it. None of the tax returns of Seller have been audited by the Internal Revenue Service or any other taxing authority of any jurisdiction. Seller does not know of any additional assessments or adjustments pending or threatened against the Seller for any period or of any basis for such assessment or

adjustment. On or prior to the Closing Date, Seller shall provide to Buyer copies of all income tax returns of Seller.

4.11. **[RESERVED]**

4.12. **Condition of Properties**. The offices and Assets of the Seller are in good operating condition and repair and are reasonably fit and suitable for the purposes for which they are being used and conform in all material respects with applicable ordinances, regulations and laws.

4.13. **Litigation; Governmental Proceedings**. Except as set forth on Schedule 4.13, there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller, the Business or the Assets, and Seller is not aware of any facts which may reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding, or which may affect (i) the Seller, (ii) the Assets or the Business, or (iii) any part of the transaction contemplated hereby, or which seeks to impose conditions upon the ability of Buyer to operate the Business subsequent to the consummation of the transactions contemplated hereby. There are no judgments, orders, injunctions or decrees of any court or any governmental agency or instrumentality against the Seller or any of its assets or properties. Seller has not been threatened with any action or proceeding under any business or zoning ordinance, law or regulation.

4.14. **Compliance with Applicable Laws and Other Instruments**. The properties, business and operations of the Seller and the Business have been and are being conducted in accordance with all applicable laws, rules and regulations of all governmental authorities. Neither the execution nor delivery of, nor the performance of or compliance with, this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the passage of time, result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon the Assets or the Business (other than a Permitted Lien) pursuant to, any agreement or other instrument to which Seller is a party or by which Seller or any of the Assets are bound or affected, except as otherwise disclosed on Schedule 4.5. Seller is not in violation of its Charter Documents nor is it in violation of, or in default under, any lien, indenture, mortgage, lease, agreement, instrument, commitment or arrangement. Seller is not subject to any restriction which would prohibit it from entering into or performing its obligations under this Agreement or the other Transaction Documents.

4.15. **Environmental and Safety Laws**.

4.15.1 Seller is in compliance with all applicable statutes, laws and regulations relating to the environment or occupational health and safety ("**Environmental Laws**"). Seller has not received any complaint, notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws with regard to any properties that have not

been resolved to the satisfaction of the issuing government authority.

4.15.2 There is no pending and, to Seller's knowledge, there is no threatened complaint, notice of violation, alleged violation, investigation or notice of potential liability under Environmental Laws with regard to any of such properties and there is no basis for any person asserting the same against Seller or the Assets.

4.15.3 To Seller's knowledge, hazardous materials have not been generated, treated, stored, disposed of, at, on or under any of such properties in violation of any Environmental Laws, nor have any hazardous materials been transported or disposed of from any of such properties to any other location in violation of any Environmental Laws or in a manner that could give rise to liability under Environmental Laws.

4.15.4 Seller is not a party to any governmental administrative actions or judicial proceedings pending under any Environmental Law with respect to any of such properties nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of such properties.

4.16. **Intellectual Property**. A complete list of all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, licenses, trade names, domain names, websites, software (including documentation and object and source code listings) and similar rights (collectively, "**Intellectual Property**") presently owned, used or licensed by the Seller (the "**Seller Intellectual Property**") that are material to the operation of the Business is contained in Schedule 4.16. Except as set forth is Schedule 4.16, Seller (i) owns or has the right to use, free and clear of all liens, claims and restrictions, all Seller Intellectual Property necessary for and used in the conduct of its business as now conducted without infringing upon the right or claimed right of any person under or with respect to any of the foregoing; (ii) except for licenses for Intellectual Property in the ordinary course of its business, such as off-the-shelf software, is not contractually or otherwise obligated to make any material payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to any Intellectual Property or other intangible asset owned by another party, with respect to the use thereof or in connection with the conduct of its business or otherwise; (iii) has not received any notice of conflict with the asserted rights of others with respect to such matters; (iv) owns or has the right to use all trade secrets, including know-how, customer and supplier lists, inventions, designs, processes, marketing and business data, marketing plans, computer programs and technical data used by Seller in the development, operation and sale of all products and services sold by it, free and clear of any rights, liens or claims of others; and (v) is not using any confidential information or trade secrets of others without proper authorization from such parties.

4.17. **Outstanding Indebtedness**. Except as disclosed on Schedule 4.17, Seller has no outstanding Indebtedness whether as the result of a direct borrowing of money, indebtedness with respect to trade accounts, or otherwise. Seller is not committed or obligated to make any loan or advance to any person or entity and is not in default under any of its Indebtedness obligations. For the purposes of this Agreement, "**Indebtedness**" means: (a) all obligations of Seller for borrowed money or in respect of loans or advances; (b) all capital lease liabilities of Seller determined in accordance with GAAP, whether or not properly treated by Seller in its historical financial statements; and (c) all obligations of Seller secured by a lien, security interest or other encumbrance.

4.18. **Contracts**. Schedule 4.18 contains a true and complete list of all Contracts including, without limitation, the following agreements, contracts, leases, documents, commitments or other arrangements of any nature to which Seller is a party or by which it is bound: (a) any personal property lease with a fixed annual rental of $1,000 or more, (b) any Contract relating to capital expenditures, (c) any Contract relating to the making of a loan or advance to or investment in, any other individual or entity (as used herein as "**Person**"), (d) any Contract evidencing or relating in any way to indebtedness for money borrowed, (e) any management service, employment, consulting, independent contractor or similar type of Contract, (f) any Contract prohibiting or limiting the Seller's freedom to engage in any line of business or to compete with any other Person, (g) any Contract with any affiliate or family member of the Seller, (h) any Contract with respect to the Seller Intellectual Property, and (i) any other Contract (not covered by another subsection of this Section 4.18) which involves $1,000 or more over the unexpired term thereof and is not cancelable by Seller without penalty or other financial obligation within fifteen (15) days. Seller has delivered to Buyer a correct and complete copy of each written Contract and has provided a summary of any unwritten Contract. With respect to each Contract: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as disclosed on Schedule 4.5; (iii) neither the Seller nor, to the Seller's knowledge, any other party to the agreement is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) to the knowledge of the Seller, no party to the agreement has repudiated any provision thereof.

4.19. **Licenses**. To Seller's knowledge, Seller possesses from the appropriate agency, commission, board and government body and authority, whether state, local or federal, all licenses, certifications, permits, authorizations, approvals, franchises and rights (collectively, the "**Licenses**") which (i) are necessary for it to engage in the business currently conducted by it, and (ii) if not possessed by the Seller, would have a Material Adverse Effect. A list of all licenses, permits, approvals and similar rights currently in effect is set forth on Schedule 4.19.

4.20. **Retirement Plans**. Seller does not have any retirement plan in which any employee of the Seller participates that is subject to any provisions of the Employee

Retirement Income Security Act of 1974, as amended, and of the regulations adopted pursuant thereto ("**ERISA**").

4.21. **Employees**.

4.21.1 No current employee or independent contractor of Seller has advised the Seller that he or she has any present plans to terminate his or her employment or independent contractor relationship with the Seller. The Seller has complied with all laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes. The Seller does not have any worker's compensation liabilities that would be required to be disclosed under GAAP. Except as set forth on Schedule 4.21, each officer and other employee and independent contractor of the Seller having access to the confidential and proprietary information of the Seller has executed an agreement with the Seller containing provisions regarding confidentiality and proprietary information, substantially in the form set forth on Schedule 4.21, and a list of such employees and independent contractors who have executed such an agreement is set forth on Schedule 4.21.

4.21.2 Except as set forth on Schedule 4.21, each employee of the Seller is an "at-will" employee and may be terminated at any time without cause without further obligation or liability, other than such liabilities that would be owed to such individuals under applicable law or the Seller's severance policy(ies) disclosed on Schedule 4.21. Attached hereto as Schedule 4.21 is a list of the names of all employees of, and independent contractors performing services regularly for, the Seller as of the date hereof, the position and duties performed by each, the total compensation payable to each, schedule of hours worked (if part time), and, where applicable, accrued sick, personal vacation days and hire date for each, and the list sets forth Seller 's policies as to payment of salaries and commissions, vacation time, vacation pay, sick pay, disability or severance pay, or other benefits and similar items.

4.21.3 Except as set forth on Schedule 4.21, no employee of Seller has received a material increase in his regular rate of compensation or any bonus or other compensation or benefit within the six (6) month period immediately prior to the date hereof.

4.21.4 Except as set forth on Schedule 4.21, there is no complaint or litigation pending or, to the knowledge of the Seller, threatened before any governmental authority or any court with respect to any strike or unresolved labor dispute, the outcome of which would be reasonably likely to have a Material Adverse Effect on the Seller.

4.22. **Insurance**. The Seller's insurance policies are set forth on Schedule 4.22 hereof. With respect to each such insurance policy: (i) the policy is legal, valid, binding and in full force and effect; (ii) the policy will continue to be legal, valid, binding and in

full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Seller nor, to the Seller's knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) to the Seller's knowledge, no party to the policy has repudiated any provision thereof.

4.23. **Absence of Restrictive Agreements**. To the Seller's knowledge, no employee or exclusive independent contractor of the Seller is subject to any secrecy or noncompetition agreement or any agreement or restriction of any kind that would impede in any way the ability of such employee or exclusive independent contractor to carry out fully all activities of such employee or exclusive independent contractor in furtherance of the business of the Seller. No current or former employee or independent contractor of the Seller has any claim of any kind whatsoever in respect of any Seller Intellectual Property or other intangible rights of the Seller.

4.24. **Absence of Changes**. Since December 15, 2015, the Seller has operated the Business in the ordinary course of business consistent with past practice and there has not been any Material Adverse Effect on the Business or the Assets (financial or otherwise), or in the results of operations of the Business.

4.25. **No Brokers or Finders**. No person, firm or corporation has or will have, as a result of any contractual undertaking by Seller, any right, interest or valid claim against Seller for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement. Seller will indemnify, defend and hold Buyer harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable.

4.26. **Transactions with Affiliates**. Other than as set forth in Schedule 4.26, none of AB, any member of AB's family, or any corporation, partnership, trust or other entity in which any such person has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with the Seller, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental or real or personal property from or otherwise requiring payments to any such person or firm, other than employment-at-will arrangements in the ordinary course of business.

4.27. **[RESERVED]**

4.28. **Further Assurances**. In case at any time after the Closing any further action is necessary or reasonably desirable to carry out the purposes of this Agreement, each of the Parties to this Agreement will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

4.28.1 If any consent of a third party is necessary for the sale, transfer or assignment of any Asset to Buyer hereunder, and such consent is not obtained or if such assignment is not permitted irrespective of consent, Seller and AB will use commercially reasonable efforts to cooperate with Buyer following the Closing Date to obtain any such consent in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Asset, including, enforcement for the benefit of Buyer of any and all rights of Seller or AB against any other party arising out of any breach or cancellation of any Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or in such other capacity necessary to provide the benefits of the Contract as Buyer will otherwise reasonably require.

4.29. **Disclosure.** No representation or warranty of the Seller contained in this Section 4 (including the Schedules attached hereto) misstates a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

5. **Representations of Buyer; Covenants**. To induce the Seller to enter into this Agreement and to sell the Assets, Buyer represents, warrants and covenants to Seller that:

5.1. **Organization & Good Standing**. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease or operate its properties and to carry on its business as it is now being conducted and as it is proposed to be conducted.

5.2. **Subsidiaries**. Other than as disclosed in Buyer's filings with the United States Securities and Exchange Commission (the "SEC Filings"), the Buyer does not have any direct or indirect ownership interest, controlling or otherwise, in any corporation, partnership, joint venture, association or other business enterprise or entity.

5.3. **Authority**. Buyer has the unrestricted power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated in this Agreement and the other Transaction Documents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents on the part of Buyer have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer, and do not and will not, (i) require the consent, waiver, approval, permit, license, authorization of, or any declaration or filing with, any person, court or public authority; (ii) violate, with or without the giving of notice or the passage of time, any provision of law applicable to Buyer; (iii) conflict with or result in the breach or termination of, or constitute a default under, any by-law, mortgage, deed of trust, indenture or other agreement of any kind or instrument or any order, judgment or decree to which Buyer is a party or by which any of Buyer's assets or properties are bound or affected, (iv) violate or conflict with the Charter

Documents of Buyer; (v) violate or conflict with any provision of law applicable to Buyer; (vi) violate or conflict with, result in a breach of, or constitute a default under or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of Buyer or to a loss of any benefit relating to the business or the assets of Buyer, or (iv) result in the creation or imposition of any lien, charge, encumbrance or other restriction of any kind upon any asset of Buyer. No consent or approval by, or any notification of, or filing with, any person is required in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby.

5.4. **Valid Obligation**. This Agreement and the other Transaction Documents have been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by the Seller, are valid and binding agreements on the part of Buyer and are enforceable against Buyer accordance with their respective terms.

5.5. **Capital Stock**. The authorized capital stock of the Buyer consists of 2,000,000,000 shares of common stock, 0.0001 par value, and 10,000,000 of preferred shares out of which 111,225,013common and 250,000 preferred are issued and outstanding, each preferred share can be converted in ten (10) common shares. Each share of common stock have one (1) vote per share and each preferred have no voting rights. All of the outstanding shares of capital stock of the Buyer have been duly authorized and validly issued and are fully paid and nonassessable.

5.6. **Tax Returns and Audits; Tax Matters**. Buyer has accurately prepared and timely filed all tax returns required by law to be filed and all such tax returns are correct and complete in all material respects. Buyer has paid all taxes (whether or not shown on any tax return) that are due and owing by it. None of the tax returns of Buyer have been audited by the Internal Revenue Service or any other taxing authority of any jurisdiction. Buyer does not know of any additional assessments or adjustments pending or threatened against the Buyer for any period or of any basis for such assessment or adjustment.

5.7. **Litigation; Governmental Proceedings**. Other than as disclosed in the SEC Filings, there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of Seller, threatened against the Buyer, and Buyer is not aware of any facts which may reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding, or which may affect (i) the Buyer, or (ii) any part of the transaction contemplated hereby, or which seeks to impose conditions upon the ability of Buyer to operate the Business subsequent to the consummation of the transactions contemplated hereby. There are no judgments, orders, injunctions or decrees of any court or any governmental agency or instrumentality against the Buyer or any of its assets or properties. Buyer has not been threatened with any action or proceeding under any business or zoning ordinance, law or regulation.

5.8. **Compliance with Applicable Laws and Other Instruments**. The properties, business and operations of the Buyer have been and are being conducted in

accordance with all applicable laws, rules and regulations of all governmental authorities. Neither the execution nor delivery of, nor the performance of or compliance with, this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the passage of time, result in any breach of, or constitute a default under any agreement or other instrument to which Buyer is a party. Buyer is not in violation of its Articles of Incorporation or Bylaws nor is it in violation of, or in default under, any lien, indenture, mortgage, lease, agreement, instrument, commitment or arrangement. Buyer is not subject to any restriction which would prohibit it from entering into or performing its obligations under this Agreement or the other Transaction Documents.

5.9. **Environmental and Safety Laws**.

5.9.1 Buyer is in compliance with all applicable statutes, laws and regulations relating to the environment or occupational health and safety ("**Environmental Laws**"). Buyer has not received any complaint, notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws with regard to any properties that have not been resolved to the satisfaction of the issuing government authority.

5.9.2 There is no pending and, to Buyer's knowledge, there is no threatened complaint, notice of violation, alleged violation, investigation or notice of potential liability under Environmental Laws with regard to any of such properties and there is no basis for any person asserting the same against Buyer or its properties, business and operations.

5.9.3 To Buyer's knowledge, hazardous materials have not been generated, treated, stored, disposed of, at, on or under any of such properties in violation of any Environmental Laws, nor have any hazardous materials been transported or disposed of from any of such properties to any other location in violation of any Environmental Laws or in a manner that could give rise to liability under Environmental Laws.

5.9.4 Buyer is not a party to any governmental administrative actions or judicial proceedings pending under any Environmental Law with respect to any of such properties nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of such properties.

5.10. **Outstanding Indebtedness**. Except as disclosed on Schedule 5.10, Buyer has no outstanding Indebtedness whether as the result of a direct borrowing of money, indebtedness with respect to trade accounts, or otherwise. Buyer is not committed or

obligated to make any loan or advance to any person or entity and is not in default under any of its Indebtedness obligations. For the purposes of this Agreement, "**Indebtedness**" means: (a) all obligations of Buyer for borrowed money or in respect of loans or advances; (b) all capital lease liabilities of Buyer determined in accordance with GAAP, whether or not properly treated by Buyer in its historical financial statements; and (c) all obligations of Buyer secured by a lien, security interest or other encumbrance.

5.11. **Contracts**. Schedule 5.11 contains a true and complete list of all Contracts including, without limitation, the following agreements, contracts, leases, documents, commitments or other arrangements of any nature to which Buyer is a party or by which it is bound: (a) any personal property lease with a fixed annual rental of $1,000 or more, (b) any Contract relating to capital expenditures, (c) any Contract relating to the making of a loan or advance to or investment in, any other individual or entity (as used herein as "**Person**"), (d) any Contract evidencing or relating in any way to indebtedness for money borrowed, (e) any management service, employment, consulting, independent contractor or similar type of Contract, (f) any Contract prohibiting or limiting the Buyer's freedom to engage in any line of business or to compete with any other Person, (g) any Contract with any affiliate or family member of the Seller, (h) any Contract with respect to the Buyer Intellectual Property, and (i) any other Contract (not covered by another subsection of this Section 5.11) which involves $1,000 or more over the unexpired term thereof and is not cancelable by Seller without penalty or other financial obligation within fifteen (15) days. Buyer has delivered to Seller a correct and complete copy of each written Contract and has provided a summary of any unwritten Contract. With respect to each Contract: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as disclosed on Schedule 5.5; (iii) neither the Buyer nor, to the Buyer's knowledge, any other party to the agreement is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) to the knowledge of the Buyer, no party to the agreement has repudiated any provision thereof.

5.12. **Retirement Plans**. With the exception of a 401K Plan in which Buyer has two participants, Buyer does not have any retirement plan in which any employee of the Seller participates that is subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, and of the regulations adopted pursuant thereto ("**ERISA**"). Buyer agrees to cause the two participants to transfer their 401K out of the Buyer within sixty (60) days of Closing with any costs associated with such Plan commencing January 1, 2016 paid by such participants.

5.13. **Employees**. The Buyer has complied with all laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes. The Buyer does not have any worker's compensation liabilities. Other than Buyer's CEO, each employee of the Buyer is an "at-will" employee and may be terminated at any time without cause without further obligation or liability. There is no complaint or litigation pending or, to

the knowledge of the Buyer, threatened before any governmental authority or any court with respect to any strike or unresolved labor dispute, the outcome of which would be reasonably likely to have a Material Adverse Effect on the Seller.

5.14. **Insurance**. The Buyer's insurance policies are set forth on Schedule 5.14 hereof. With respect to each such insurance policy: (i) the policy is legal, valid, binding and in full force and effect; (ii) the policy will continue to be legal, valid, binding and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Buyer nor, to the Buyer's knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) to the Buyer's knowledge, no party to the policy has repudiated any provision thereof.

5.15. **Absence of Restrictive Agreements**. To the Buyer's knowledge, no employee or exclusive independent contractor of the Buyer is subject to any secrecy or noncompetition agreement or any agreement or restriction of any kind that would impede in any way the ability of such employee or exclusive independent contractor to carry out fully all activities of such employee or exclusive independent contractor in furtherance of the business of the Buyer. No current or former employee or independent contractor of the Buyer has any claim of any kind whatsoever in respect of any Buyer Intellectual Property or other intangible rights of the Buyer.

5.16. **No Brokers or Finders**. No person, firm or corporation has or will have, as a result of any contractual undertaking by Buyer, any right, interest or valid claim against Buyer for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement. Buyer will indemnify, defend and hold Seller harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable.

5.17. **Disclosure.** No representation or warranty of the Seller contained in this Section 5 (including the Schedules attached hereto) misstates a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

5.18. **Post-Closing Covenants.**

5.18.1 Following the Closing, Buyer will maintain its current office through the period in which Osnah Bloom remains a consultant to the Company.

5.18.2 Upon receipt by Buyer of a refund from the United States Internal Revenue Service for taxes paid relating to Buyer's 2014 federal tax return, Buyer shall first distribute up to $20,000 to Escrow Agent to pay the final amount due pursuant to the Strong v. Strong settlement and

shall distribute the entire remaining proceeds of such refund to the holders of common stock of Buyer. To avoid any doubt, this distribution shall not include any payment to recipients of the Purchase Price.

6. **Conditions of Buyer's Obligation**. The obligation of Buyer to purchase the Assets on the Closing Date is subject to the fulfillment or waiver by Buyer prior to or at the Closing of the conditions set forth in this Section 6. In the event that any such condition is not satisfied to the satisfaction of Buyer, then Buyer shall not be obligated to proceed with the purchase of the Assets.

6.1. **Asset Ownership**. The Assets shall be free and clear of all liens, claims, pledges, encumbrances and restrictions of any kind, nature and description, and Seller has good, valid, marketable and indefeasible title to the Assets.

6.2. **Required Consents**. All governmental and regulatory approvals and consents of any third parties necessary to consummate the transaction contemplated by this Agreement shall have been received in form and substance reasonably satisfactory to Buyer.

6.3. **Assignment of Contracts and Licenses**. Subject to the terms and conditions of this Agreement, at and as of the Closing Date, Seller shall have assigned and transferred to Buyer all of Seller's right, title and interest in and to, and Buyer shall take assignment of, (i) the Contracts (exclusive of those that are Excluded Assets), and (ii) the Licenses which are used or held for use in, or relate to, in whole or in part, the Business and which are transferable.

6.4. **Delivery of Funds to Escrow Account.** Seller shall have delivered a minimum of $100,000 to the Escrow Account.

6.5. **[RESERVED]**

6.6. **Supporting Documents**. Seller shall provide to Buyer such additional supporting documentation and other information with respect to the transactions contemplated hereby as legal counsel for Buyer may request.

6.7. **Actions.** Seller shall have taken any and all action necessary to approve the transactions contemplated by this Agreement and each of the other Transaction Documents.

7. **Conditions of Seller's Obligation**. The obligation of the Seller to sell the Assets on the Closing Date is subject to the fulfillment or waiver by Seller prior to or at the Closing of the conditions set forth in this Section 7. In the event that any such condition is not satisfied to the satisfaction of Seller, then Seller shall not be obligated to proceed with the sale of the Assets.

7.1. **Actions**. Buyer shall have taken any and all action necessary to approve the transactions contemplated by this Agreement and each of the other Transaction Documents.

8. **Survival; Indemnification**.

8.1. **Survival**. The representations, warranties, agreements and covenants of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of twenty-four (24) months after Closing.

8.2. **Indemnification**.

8.2.1 Seller and AB shall jointly and severally indemnify Buyer and its equity holders, officers, directors, managers, employees, consultants, representatives and other agents (the "**Buyer Parties**") against and hold them harmless from any and all Losses (as defined below) incurred or suffered by the Buyer Parties arising out of, resulting from or related to:

(a) Any inaccuracy or breach of any representation, warranty, covenant or agreement made or to be performed by Seller or AB pursuant to this Agreement or any other Transaction Document; and

(b) Any liability of the Seller which arose directly or indirectly during, including without limitation those for any taxes with respect to, any period ending on or prior to the Closing Date.

(c) Any liability (including without limitation statutory penalties), damages or expenses (including reasonable attorneys' fees), arising from the failure of Seller or AB to comply with any bulk sales or similar law applicable to the transactions contemplated by this Agreement

For purposes of this Agreement, "**Losses**" means any claim, damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding). Losses shall be computed net of any insurance proceeds or other recovery from a third party received with respect to such claim, damage, loss, liability or expense.

8.2.2 Buyer shall indemnify Seller, AB and their permitted assignees against and hold them harmless from any and all Losses incurred or suffered by Seller or AB arising out of, resulting from or related to:

(a) Any inaccuracy or breach of any representation, warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement or any other Transaction Document; and

(b) Any liability of the Buyer which arises directly or indirectly during, including without limitation those for any taxes with respect to, any period ending subsequent to the Closing Date.

8.3. **Conduct of Indemnification Proceedings**. In case any proceeding or

claim (including any governmental investigation) shall be instituted or asserted by a person not party to this Agreement against any party to this Agreement in respect of which indemnity may be sought pursuant to Section 8.2, such person (the **"Indemnified Party"**) shall promptly notify the person against whom such indemnity may be sought (the **"Indemnifying Party"**) in writing. As a condition to the Indemnified Party's right to recover from the Indemnifying Party pursuant to this Section 8, the Indemnified Party shall afford the Indemnifying Party the right to assume and control the defense of such proceeding or claim through counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnified Party and shall cooperate fully with the Indemnifying Party's efforts to defend such proceeding or claim, in which case the Indemnifying Party shall pursue the defense of such proceeding or claim diligently and in good faith and pay the fees and disbursements of its counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but, if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Losses by reason of such settlement or judgment. In the event that the Indemnifying Party shall fail to assume control of the defense of a claim, the Indemnified Party shall have the right to conduct the defense and to compromise and settle the claim without prior consent of the Indemnifying Party, and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith unless the indemnification issue is resolved against indemnification by a court or other tribunal of competent jurisdiction.

8.4. **Establishment of Losses**.

8.4.1 The Indemnifying Party and the Indemnified Party may agree in writing, at any time, as to the existence and amount of any Losses, and upon execution of such agreement, such Losses shall be deemed established.

8.4.2 In the event an Indemnified Party asserts the existence of any Losses, the Indemnified Party shall provide prompt written notice to the Indemnifying Party of the nature and amount of such Losses. If the Indemnifying Party, within a period of ten (10) business days after its receipt of notice of such asserted Losses and reasonable evidence supporting such assertion, gives notice to the Indemnified Party that it contests such Losses, such assertion by the Indemnified Party shall be deemed rejected by the Indemnifying Party. In such an event the Indemnified Party shall have the right to commence an arbitration to

settle any dispute between the Parties. The Parties agree that any arbitration will be held in Philadelphia, Pennsylvania, before one arbitrator in accordance with the then-current rules of the American Arbitration Association applicable to commercial arbitration. The determination of the arbitrator shall be final, binding and conclusive upon all of the Parties hereto, and the amount of the Losses, if any, shall be deemed established and the award of the arbitrator may be entered in any court of competent jurisdiction.

8.5. **Payment of Losses**. The Indemnifying Party hereby agrees to pay the amount of established Losses to the Indemnified Party in cash within five (5) business days after establishment thereof. Any amounts required to be paid but not paid by the Indemnifying Party when due under this subsection shall bear interest from the due date thereof until the date paid at a rate equal to the lesser of (i) two percent (2%) over LIBOR or (ii) the highest legal rate permitted by applicable law.

8.6. **Exclusive Remedy**. Except for claims relating to fraud or intentional misrepresentations, all claims made in connection with any representation or warranty contained in Articles 4 or 5 of this Agreement shall be made under this Article 8, which, from and after the Closing, shall be the exclusive remedy for any party hereto for any breach of such sections of this Agreement and each party hereby waives the right to assert any other remedy.

8.7. **Treatment**. Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article 8 shall be treated by the Parties for tax purposes as an adjustment to the Purchase Price.

9. **Miscellaneous**.

9.1. **Written Changes, Waivers, Etc**. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

9.2. **Notices**. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered personally, mailed first-class postage prepaid, registered or certified mail, or via a reputable overnight courier, as follows:

9.2.1 to Seller, to:

18, Nap. Zerva Str.
16675 Athens - GreeceAttention: Antonios Bertsos

9.2.2 to Buyer, to:

100 East Linton Boulevard, Suite 213B
Delray Beach, FL 33483

Attention: Osnah Bloom

with a copy (which shall not constitute notice) to:

The Law Offices of James G. Dodrill II, P.A.
5800 Hamilton Way
Boca Raton, FL 33496
Attention: James G. Dodrill II, Esq.

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given (i) upon delivery, if delivered personally, (ii) three business days after the date mailed, if mailed by first-class postage prepaid registered or certified mail, or (iii) the next business day after being sent, if sent by a reputable overnight courier. Any party may change its address for such communications by giving notice thereof to the other Parties in conformity with this Section 9.2.

9.3. **Delays or Omissions**. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

9.4. **Other Remedies**. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

9.5. **Attorneys' Fees**. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees (including, without limitation, costs, expenses and fees on any appeal). A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

9.6. **Entire Agreement**. This Agreement, the schedules and exhibits hereto, the Transaction Documents and, if applicable, the exhibits thereto, constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto and thereto. The express terms hereof control and

supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

9.7. **Severability**. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

9.8. **Successors and Assigns**. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the heirs, personal representatives, successors and permitted assigns of the Parties hereto. This Agreement and the rights hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other party hereto.

9.9. **Arbitration; Jurisdiction**.

9.9.1 If the Parties hereto are unable to resolve any dispute with respect to claims arising hereunder within thirty (30) days of written notice of such dispute by one party to the other, such dispute shall be settled by compulsory and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Parties agree that such arbitration shall be held in Broward County, Florida.

9.9.2 Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself, herself or himself and its, her or his property, to the exclusive jurisdiction of the State courts located in Broward County, Florida, or, if such court shall not have jurisdiction, federal court of the Southern District of Florida, and any appellate court thereof, for recognition or enforcement of any judgment as a result of any arbitration

9.10. **Governing Law**. This Agreement shall be governed by and construed under the laws of the State of Florida notwithstanding the laws of conflict of any jurisdiction.

9.11. **Counterparts**. This Agreement may be executed and delivered (including by facsimile, PDF or other form of electronic transmission) concurrently in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12. **Expenses**. Each of the Parties will bear his, her, or its own costs and expenses (including legal fees, broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby

9.13. **Knowledge of the Parties.** Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of any of the Parties, each of the Parties acknowledges and confirms that, as to the matters that are the subject of such representations and warranties, such party has made (personally or through agents) a diligent inquiry of such a scope and extent as a reasonably prudent person would undertake concerning the particular subject matter.

9.14. **Specific Performance; Remedies Cumulative**. The Parties recognize and agree that the benefits of this Agreement cannot be readily obtained in the open market and that the Parties will be irreparably injured if this Agreement is not specifically enforced. Therefore, each party shall be entitled in such event, in addition to bringing suit at law or equity for money or other damages, to obtain specific performance of the terms of this Agreement. In any action to enforce the provisions of this Agreement, each party shall waive the defense that there is an adequate remedy at law or equity and agrees that the other party shall have the right to obtain specific performance of the terms of this Agreement.

9.15 **Representation**. The Parties hereby acknowledge that The Law Office of James G. Dodrill II, P.A. ("Dodrill") is counsel to Buyer in connection with the transaction contemplated by this Agreement and the Transaction Documents. Seller agrees that Seller has been advised to secure Seller's own counsel and that Seller has had full and fair opportunity to do so. Seller further agrees that Dodrill's representation of the Buyer does not constitute a conflict hereunder. The parties further acknowledge that Seller has previously transferred to Dodrill $10,000 toward Buyer's legal fees and Seller specifically acknowledges and agrees that, despite such payment or other fees paid to Dodrill, Dodrill does not represent Seller or any affiliate thereof and solely represents Buyer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER:

Boston Carriers

By: ______________________________
Antonios Bertsos, Chief Executive Officer

BUYER:

Integrated Inpatient Solutions, Inc.

By: ______________________________
Osnah Bloom, Chief Executive Officer

AB:

____
Antonios Bertsos

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER:

Boston Carriers.

By: ______________________________

Antonios Bertsos, Chief Executive Officer

BUYER:

Integrated Inpatient Solutions, Inc.

By: ______________________________

Osnah Bloom, Chief Executive Officer

witnessed by
Alan D. Hurwitz
Alan D. Hurwitz

AB:

____

Antonios Bertsos

Exhibit "A"

Assets

All references to Seller herein shall also include any and all subsidiaries of Seller.

a. All assets of Seller that are used in the conduct of the Business on the date hereof, including, without limitation, all tangible personal property including equipment, vehicles, vessels, machinery, inventory, furniture, fixtures and supplies;

b. All bank accounts of Seller;

c. All pre-paid expenses and deposits;

d. All accounts receivable of Seller;

e. All of Seller's shares of Poseidon Navigation Corp., representing 100% of the outstanding shares of such entity;

f. To the extent assignable, all of Seller's right and interest in and under all contracts, agreements and leases to which Seller is a party or by which Seller or its assets are bound unless otherwise set forth on Exhibit "B" as an Excluded Asset;

g. The Business as a going concern and all goodwill relating to the Business;

h. All customer lists, customer names, vendor lists, supplier lists, personnel lists, papers, documents and other records pertaining to the Assets or the Business in whatever form or medium (including, but not limited to, electronic format);

i. All intangible personal property of any kind or character of Seller, including all claims and causes of action (whether fixed or contingent);

j. All of Seller's right, title and interest in and to the Intellectual Property of the Seller including, without limitation, all trademarks, trade names, service marks, patents, copyrights, telephone numbers, facsimile numbers, domain names, email addresses, and websites relating to the Business or used by or in the Business;

k. All permits and licenses of the Business to the extent transferable or otherwise assignable; and

l. All other assets, properties and rights of every kind and nature, real or personal, tangible or intangible, which are owned by Seller and which are used by Seller in connection with the Business, unless otherwise set forth on Exhibit "B" as an Excluded Asset.

Exhibit "B"

Excluded Assets

a. All insurance policies of Seller and rights to pursue claims thereunder other than to the extent such item relates to an Asset post-Closing or under which Buyer is a named insured;

b. All minute books and equity records of Seller;

c. Excluded contracts: None

d. Excluded assets: None.

Exhibit "C"

Bill of Sale